OTHER INFORMATION

SHAREHOLDER VOTING RESULTS: (UNAUDITED)

The annual meeting of the Trust’s shareholders was held on May 25, 2005 at which shareholders considered and approved the following proposals. The voting results were the following:

With respect to the election of Stephanie E. Dolan as a Trustee of the Fund:

11,799,430.812 shares of Common Shares and MMP Shares, voting together as a single class, or 96.369% of outstanding shares cast in the affirmative, with 57,670 shares or 0.471% of outstanding shares cast withheld;

With respect to the election of Scott Hall as a Trustee of the Fund:

11,803,145.812 shares of Common Shrares and MMP Shares, voting together as a single class or 96.40% of outstanding shares cast in the affirmative, with 53,955 shares or 0.440% of outstanding shares cast withheld; and

With respect to the election of Michael M. Knetter as a Trustee of the Fund:

1,917 MMP shares or 52.25% of outstanding shares cast in the affirmative, with 0 shares or 0% of outstanding shares cast withheld.